Exhibit 10.61

[NAME OF EXECUTIVE OFFICER]

c/o Dynavax Technologies Corporation

2929 Seventh Street, Suite 100

Berkeley, CA 94710

This letter agreement (the “Agreement”) from Dynavax Technologies Corporation (the “Company”) amends your Management Continuity and Severance Agreement from the Company dated [DATE] (the “MCA”) in order to bring the MCA into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) – specifically, to clarify the severance payment timing requirements (including the potential application of a six month delay in payment) and to correct certain ambiguities, as provided in Section IV.B and Section VIII of Treasury Notice 2010-6. This Agreement amends your MCA only as expressly set forth herein.

1. TERMINATION DATE; INVOLUNTARY TERMINATION. The Company and you understand and agree that all references in your MCA to your employment termination and termination date are intended to mean the date of your “separation from service” (as such term is defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternate definitions thereunder, “Separation from Service”) and will be interpreted and construed as such. The Company and you also understand and agree that an Involuntary Termination does not include a termination due to death or disability.

2. SEVERANCE BENEFITS.

a. In Section 2(c) of the MCA, the Company and you understand and agree that the intention was that the lump sum cash severance payments were always to be paid as soon as practicable after Separation from Service, but in no event later than March 15 of the year following the year in which the severance is no longer subject to a “substantial risk of forfeiture” (as defined under Treasury Regulation 1.409A-1(b)(4)). However, to avoid confusion, the Company and you hereby agree that this lump sum severance will be paid on the date that is sixty (60) days after your Separation from Service, except to the extent a six (6) month delay is required under Section 409A.

b. Due to the nondiscrimination rules of Section 105(h)(2) of the Code and the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act, the Company has determined that in lieu of paying the COBRA (or any similar state law) premiums as part of your severance under the MCA, the Company will instead pay to you (subject to all of the same terms and conditions of the MCA), if you timely elect and remain eligible for continued coverage under COBRA, on the last day of each month following Separation from Service as a result of your qualifying Involuntary Termination, a cash payment equal to the applicable COBRA premiums for that month (including premiums for you and your eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for a number of months equal to the lesser of (i) the duration of the period in which you and your eligible dependents are eligible for and enrolled in such COBRA coverage (and not otherwise covered by another employer’s group health plan) and (ii) (A) six (6) months if the termination occurs under Section 2(c) of the MCA and (B) twelve (12) months if the termination occurs under Section 3(b) of the MCA. You may, but are not obligated to, use such Special Cash Payment toward the cost of COBRA premiums. Except to the extent a six (6) month delay in payment is required under paragraph 2(c) below, on the 60th day following your Separation from Service, the Company will make the first payment to you under this paragraph, in a lump sum, equal to the aggregate Special Cash Payments that the Company would have paid to you through such date had the Special Cash Payments commenced on the last day of the first month following the Separation from Service through such 60th day, with the balance of the Special Cash Payments paid thereafter on the schedule described above. If you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the period provided in this paragraph, you must immediately notify the Company of such event and the Company shall cease payment of the Special Cash Payments and shall have no further obligations under this paragraph.

c. It is intended that all of the severance benefits and other payments payable under the MCA, as amended by this Agreement, satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and will be construed to the greatest extent possible as consistent with those provisions. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary herein, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments or benefits due upon Separation from Service set forth in this Agreement, in the MCA and/or under any other agreement with the Company are deemed to be “deferred compensation” (whether or not such payments are due in connection with an Involuntary Termination in connection with a Change of Control), then to the extent delayed commencement of any portion of such payments or benefits is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six (6) month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

3. Vesting of Stock Awards. To the extent that the Company determines now or in the future that any compensatory equity awards that have or may be granted to you are deferred compensation, any shares that vest under those award agreements shall be issued to you not later than the later of December 31 of the year of vesting (that is, the year in which such shares are no longer subject to a substantial risk of forfeiture) and the 15th day of the third calendar month after the vesting date, except to the extent such issuance must be delayed pursuant to Section 2(c) of this Agreement.

4. The last two sentences of Section 8(a) of the MCA are amended and restated in their entirety as follows: “If a Reduced Amount will give rise to the greater after tax benefit, the reduction in the Payments shall occur in the following order: (a) reduction of cash payments; (b) cancellation of accelerated vesting of equity awards other than stock options; (c) cancellation of accelerated vesting of stock options; and (d) reduction of other benefits paid to Employee. Within any such category of payments and benefits (that is, (a), (b), (c) or (d)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. In the event that acceleration of compensation from Employee’s equity awards is to be reduced, such acceleration of vesting shall be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.”

5. Your MCA, as amended by this Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. Any ambiguity in this Agreement shall not be construed against either party as the drafter. This Agreement may be executed in counterparts and email or facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me.

Sincerely,

DYNAVAX TECHNOLOGIES CORPORATION

By:
Jennifer Lew
Vice President, Finance

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

[NAME OF EXECUTIVE]

Date:

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